2014-1 EETC Investor Presentation United Airlines, Inc. March 24, 2014 Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-181014-01 March 24, 2014

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649 or Credit Suisse toll-free at 1-800-221-1037.
*
*
*
*

United Airlines 2014-1 EETC
•
United Airlines, Inc. (“United”) intends to raise $949,459,000 of Pass Through Certificates, Series
2014-1 in two classes:
–
Class A of $736,647,000
–
Class B of $212,812,000
•
The proceeds from the offering will be used by United to finance 25 aircraft:
– 13 new Boeing 737-924ER aircraft scheduled for delivery between June 2014 and March 2015
(1)
– 2 new Boeing 787-8 aircraft scheduled for delivery between May and October 2014
– 1 new Boeing 787-9 aircraft scheduled for delivery between September 2014 and March 2015
(2)
– 9 new Embraer ERJ 175 LR aircraft scheduled for delivery between March 2014 and March 2015
(3)
•
Lead Bookrunners: Morgan Stanley, Credit Suisse
•
Bookrunners: Deutsche Bank Securities, Citigroup Global Markets, Barclays, Goldman Sachs & Co.,
Credit Agricole Securities
•
Liquidity Facility Provider: Credit Agricole Corporate and Investment Bank, acting via its New York branch
Notes:
1. United will have the right to select 13 out of 22 eligible Boeing 737-924ER aircraft scheduled for delivery between June 2014 and March 2015 to be part of the collateral pool for this transaction.
2. United will have the right to select 1 out of 4 eligible Boeing 787-9 aircraft scheduled for delivery between September 2014 and March 2015 to be part of the collateral pool for this transaction.
3. United will have the right to select 9 out of 21 eligible Embraer ERJ 175 LR aircraft scheduled for delivery between March 2014 and March 2015 to be part of the collateral pool for this transaction.

UAL 2014-1 EETC Structural Summary
Face Amount
Expected Ratings (S&P / Fitch)
Initial LTV
(1)
Interest Rate
Initial Average Life (in years)
Regular Distribution Dates
Expected Principal Distribution Window (in years)
Final Expected Distribution Date
Final Maturity Date
Section 1110 Protection
Liquidity Facility
Depositary
Class A Class B
$736,647,000 $212,812,000
A- / A BB+ / BB+
55.1% 71.0%
Fixed, semi-annual, 30/360 day count
8.8 5.9
April 11 & October 11
1.5 – 12.0 1.5 – 8.0
April 11, 2026 April 11, 2022
October 11, 2027 October 11, 2023
Yes Yes
3 semi-annual 3 semi-annual
interest payments interest payments
Funds raised will be held in escrow with the Depositary and
withdrawn from time to time to purchase Equipment Notes as
the aircraft are financed
Notes:
1. Initial LTV is calculated as of April 11, 2015, the first Regular Distribution Date after all aircraft are expected to have been financed pursuant to this offering.

Key Structural Elements
•
Classes Offered: Two tranches of amortizing debt offered, both of which will benefit from a liquidity facility covering three semi-annual interest payments
•
Waterfall: Interest on the Preferred Pool Balance on the Class B Certificates
is paid ahead of Class A Certificates’ principal (same as UAL 2013-1)
•
Buy-Out Rights:  Class B Certificate holders have the right to purchase all
(but not less than all) of then outstanding Class A Certificates at par plus accrued and unpaid interest upon certain events during a United bankruptcy
•
Cross-Default: Yes, from day one
•
Cross-Collateralization: Yes, from day one
•
Collateral:  Strategically core aircraft types to United’s fleet operations, all of which are expected to be delivered new in 2014 or 2015. United expects to finance 13 of 22 eligible Boeing 737-924ER aircraft, 2 Boeing 787-8 aircraft, 1 of 4 eligible Boeing 787-9 aircraft and 9 of 21 eligible Embraer ERJ 175 LR aircraft with the proceeds of this transaction

Collateral Summary
Aircraft Aircraft Fuselage Manufacturer's Registration Engine Delivery Aircraft
No. Type
Type
Serial Number Number Type MTOW Date Age AISI BK mba LMM
(1)
1 Boeing 737-924ER Narrow 44581 N67827 CFM56-7B27 187,700 June-14 New $55,250,000 $53,350,000 $52,340,000 $53,350,000
2 Boeing 737-924ER Narrow 44580 N66828 CFM56-7B27 187,700 June-14 New 55,250,000 53,350,000 52,340,000 53,350,000
3 Boeing 737-924ER Narrow 44561 N69829 CFM56-7B27 187,700 June-14 New 55,250,000 53,350,000 52,340,000 53,350,000
4 Boeing 737-924ER Narrow 44560 N69830 CFM56-7B27 187,700 July-14 New 55,350,000 53,350,000 52,390,000 53,350,000
5 Boeing 737-924ER Narrow 44562 N66831 CFM56-7B27 187,700 August-14 New 55,440,000 53,350,000 52,430,000 53,350,000
6 Boeing 737-924ER Narrow 44563 N65832 CFM56-7B27 187,700 August-14 New 55,440,000 53,350,000 52,430,000 53,350,000
7 Boeing 737-924ER Narrow 44564 N69833 CFM56-7B27 187,700 September-14 New 55,530,000 53,350,000 52,470,000 53,350,000
8 Boeing 737-924ER Narrow 44565 N68834 CFM56-7B27 187,700 September-14 New 55,530,000 53,350,000 52,470,000 53,350,000
9 Boeing 737-924ER Narrow 60087 N69835 CFM56-7B27 187,700 October-14 New 55,620,000 53,700,000 52,510,000 53,700,000
10 Boeing 737-924ER Narrow 60088 N68836 CFM56-7B27 187,700 October-14 New 55,620,000 53,700,000 52,510,000 53,700,000
11 Boeing 737-924ER Narrow 60121 N66837 CFM56-7B27 187,700 November-14 New 55,710,000 53,700,000 52,560,000 53,700,000
12 Boeing 737-924ER Narrow 60122 N69838 CFM56-7B27 187,700 November-14 New 55,710,000 53,700,000 52,560,000 53,700,000
13 Boeing 737-924ER Narrow 60316 N69839 CFM56-7B27 187,700 December-14 New 55,800,000 53,700,000 52,600,000 53,700,000
14 Boeing 787-8 Wide 34828 N49911 GEnx-1B70 502,500 May-14 New 132,880,000 134,300,000 117,890,000 128,356,667
15 Boeing 787-8 Wide 35879 N28912 GEnx-1B70 502,500 October-14 New 133,990,000 135,850,000 118,390,000 129,410,000
16 Boeing 787-9 Wide 36402 N19951 GEnx-1B74/75 553,000 September-14 New 157,670,000 149,400,000 133,180,000 146,750,000
17 Embraer ERJ 175 LR Regional TBD N88301 CF34-8E5 85,517 March-14 New 31,210,000 27,500,000 29,290,000 29,290,000
18 Embraer ERJ 175 LR Regional TBD N87302 CF34-8E5 85,517 April-14 New 31,260,000 27,600,000 29,310,000 29,310,000
19 Embraer ERJ 175 LR Regional TBD N87303 CF34-8E5 85,517 April-14 New 31,260,000 27,600,000 29,310,000 29,310,000
20 Embraer ERJ 175 LR Regional TBD N89304 CF34-8E5 85,517 June-14 New 31,370,000 27,600,000 29,360,000 29,360,000
21 Embraer ERJ 175 LR Regional TBD N93305 CF34-8E5 85,517 July-14 New 31,420,000 27,700,000 29,390,000 29,390,000
22 Embraer ERJ 175 LR Regional TBD N87306 CF34-8E5 85,517 July-14 New 31,420,000 27,700,000 29,390,000 29,390,000
23 Embraer ERJ 175 LR Regional TBD N84307 CF34-8E5 85,517 August-14 New 31,470,000 27,700,000 29,410,000 29,410,000
24 Embraer ERJ 175 LR Regional TBD N89308 CF34-8E5 85,517 September-14 New 31,520,000 27,700,000 29,430,000 29,430,000
25 Embraer ERJ 175 LR Regional TBD N86309 CF34-8E5 85,517 October-14 New 31,570,000 27,800,000 29,460,000 29,460,000
Target aircraft total: $1,428,540,000 $1,363,750,000 $1,315,760,000 $1,364,166,667
New Base Values
Notes:
1. Appraised value is the lesser of the average and median base value of each aircraft as appraised by Aircraft Information Services, Inc. (“AISI”), BK
Associates, Inc. (“BK”) and Morten Beyer & Agnew, Inc. (“mba”). An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value.
2. Assumes that United elects to finance the aircraft with the earliest scheduled delivery dates from among the total aircraft of each type eligible to be financed with the proceeds of the Certificates.
3. Appraised value as of March 2014. The aggregate appraised value as of April 11, 2015, after all such aircraft are expected to have been financed pursuant to this offering, is $1,338 million (using an assumed depreciation rate of 3% of the initial appraised value per year after the year of delivery of each Aircraft).
(2)
(3)

Collateral Pool
•
The collateral pool benefits from diversification of three strategically core aircraft types
–
51% Narrowbody / 30% Widebody / 19% Regional Jet
–
100% New
UAL 2014-1 Collateral Mix
Distribution of LMM Appraised Value
(1)
Vintage: 0% New: 100%
Total: $1,364MM (1)
737-924ER
$695MM
51%
787-8
$258MM
19%
787-9
$147MM
11%
ERJ 175 LR
$264MM
19%
Notes:
1. Total Aircraft Value as of March 2014 using the lower of the mean and median of three Base Value appraisals for the aircraft. Assumes that United finances the first 13 out of 22 Boeing 737-924ER aircraft, the two Boeing 787-8 aircraft, the first of 4 Boeing 787-9 aircraft and the first 9 out of 21
Embraer ERJ 175 LR aircraft, scheduled for delivery from which United may select.

Aircraft Appraisals
•
United has obtained Base Value Desktop Appraisals from three appraisers
(AISI, BK and mba)
• Aggregate aircraft appraised value of approximately $1,364 million
(1)
• Appraisals available in the Preliminary Prospectus Supplement
•
Appraisals indicate an initial collateral cushion of 44.9% and 29.0% on the
Class A and B respectively
(2)
, which increases over time as the debt amortizes
Notes:
1. Total Aircraft Value as of March 2014 using the lower of the mean and median of three Base Value appraisals for the aircraft. Assumes that United finances the first 13 out of 22 Boeing 737-924ER aircraft, the two Boeing 787-8 aircraft, the first out of 4 Boeing 787-9 aircraft and the first 9 out of 21
Embraer ERJ 175 LR aircraft, scheduled for delivery from which United may select. The aggregate appraised value as of April 11, 2015, after all such aircraft are expected to have been financed pursuant to this offering, is $1,338 million (using an assumed depreciation rate of 3% of the initial appraised value per year after the year of delivery of each Aircraft).
2. Initial collateral cushion is calculated as of April 11, 2015, the first Regular Distribution Date after all aircraft are expected to have been financed.

Collateral Overview
Boeing 737-900ER
•
Overview:
The 737-900ER is the largest variant of world’s all-time best selling 737NG family of narrowbody commercial aircraft – 167 passengers in United’s standard two-
class configuration (20 first / 147 premium and regular economy)
1.   Sources: United Airlines, Ascend Market Commentaries Q1 2014, Morten Beyer & Agnew, and Boeing.
•
Strengths
(1)
:
–
US transcontinental range for the 900ER is better than the current A321 (without auxiliary fuel tanks)
–
Lowest fuel consumption per seat/seat-mile cost of any twin-engine narrowbody
(<200 seats)
–
526 cumulative orders with 17 customers
–
United and Delta both placed orders in 2011 and 2012 to replace 757s, marking a key win for the aircraft type
–
Ease of remarketing to secondary operators due to sole source engine and commonality with other 737NG variants
•
Importance to United:
–
United (and others) view the 737-900ER as a good replacement for the aging 757-200
–
Covers 96% of current 757-200 routes at significantly lower trip cost (albeit with approximately 10 fewer seats)

Boeing 737-900ER Market
17 Customers for 526 Cumulative Orders (1)
1.   Sources: The Boeing Company; orders (including deliveries) are through January 2014.
(45)
(15)
(139)
(5)
(6)
(167)
(10)
(4)
(4)
(6)
(8)
(11)
(100)
(6)

Collateral Overview
Boeing 787-8
1.   Sources: United Airlines, Ascend Market Commentaries Q1 2014, Morten Beyer & Agnew, and Boeing.
•
Strengths
(1)
:
–
495 cumulative orders with 46 customers, including lessors across all world regions
–
Composite fuselage is expected to reduce costs over span of aircraft’s useful life
–
Improvements to the aircraft include: carbon composite fuselage and wings, health monitoring systems that allow the aircraft to self-monitor and new fuel efficient engines
–
Next generation performance and economics should drive aircraft replacement of many existing 767s, A330-200s and A340s
•
Importance to United:
–
787-8 enables United to serve city pairs previously not accessible with 767 aircraft,
e.g. Denver – Tokyo-Narita
–
Anticipated superior economic performance including up to 20% lower fuel consumption than other equivalent sized aircraft, up to 15-25% lower operating costs and up to 30% lower airframe maintenance costs
•
Overview: New generation long range aircraft with size similar to current
767-300ERs in fleet – 219 passengers in United’s standard two class configuration
(36 business / 183 premium and regular economy)

Boeing 787-8 Market
46 Customers for 495 Cumulative Orders (1)
1. Sources: The Boeing Company; orders (including deliveries) are through January 2014.
(36)
(33)
(30)
(27)
(25)
(22)
(22) (19)
(18)
(16)
(15)
(15)
(15)
(15)
(14)
(12)
(10)
(10)
(10)
(10)
(10)
(9)
(8)
(8)
(8)
(78)

Collateral Overview
Boeing 787-9
•
Overview:
New generation long range aircraft with size similar to current 777-200ERs in fleet – 252 passengers in United’s standard two-class configuration (48 business / 204 premium and regular economy)
1.   Sources : United Airlines, Ascend Market Commentaries Q1 2014, Morten Beyer & Agnew, and Boeing.
•
Strengths
(1)
:
–
First delivery anticipated to be mid-2014 to Air New Zealand
–
Approximately 20 feet longer and a 50,000lb higher MTOW than the 787-8 allows the
787-9 to hold 280 passengers in an alternative 3-class configuration
–
Composite fuselage is expected to reduce costs over span of aircraft’s useful life
–
Improvements to the aircraft include: carbon composite fuselage and wings, health monitoring systems that allow the aircraft to self-monitor and new fuel efficient engines
•
Importance to United:
–
Larger payload/passenger count compared to the 787-8 (252 passengers)
–
Fills gap between 787-8 and 777-200ER
cumulative orders with 26 customers
–
Strong order book expresses operator enthusiasm, currently there are 404

Boeing 787-9 Market
26 Customers for 404 Cumulative Orders (1)
1.   Sources: The Boeing Company; orders are through January 2014.
(3)
(41)
(41)
(30) (30)
(26)
(25)
(22)
(22)
(20)
(16)
(15)
(15)
(13)
(10)
(10)
(10)
(10)
(8)
(8) (7)
(6)
(5)
(5)
(4)
(2)

Collateral Overview
ERJ 175 LR
1.   Sources: United Airlines, Ascend Market Commentaries Q1 2014, Morten Beyer & Agnew, and Embraer.
•
Strengths
(1)
:
–
Combines improved operating economics with larger cabin for increased passenger comfort
–
Superior to direct rival, the CRJ-700/900
–
Current fleet of 187 aircraft delivered and a backlog of 188 aircraft, making a firm order total of 375 aircraft
–
There are relatively few in storage (4 aircraft) and availability for sale or lease is limited
–
Larger cabin as compared to the CRJ 700/900
–
Long term, the ERJ 175 LR is expected to have superior seat mile costs to the ERJ
170 and better residual values
•
Importance to United:
–
Will be used to replace 50-seat aircraft currently in the fleet
–
ERJ 175 LR has a large first-class cabin, larger fuselage and larger overhead bins, providing more cabin space per passenger than competing RJs
in United’s standard two-class configuration (12 first / 64 premium and regular economy)
Overview: Good level of commonality with other E-Jet family members - 76 passengers
•

ERJ 175 LR Market
19 customers with 375 firm orders
1.   Sources; United Airlines, Embraer as of December 31, 2013.
ERJ 175 LR Orderbook
(1)
As of December 31, 2013
Customer Firm Orders Delivered Firm Backlog
Air Canada 15 15 -
Air Lease 8 8 -
Aldus 5 - 5
Alitalia 2 2 -
American Airlines 60 - 60
CIT 4 4 -
Delta Air Lines 36 36 -
ECC Leasing 1 1 -
Flybe 35 11 24
GECAS 5 5 -
Jetscape 4 4 -
LOT Polish 12 12 -
Oman Air 5 5 -
Republic Airlines 101 73 28
Royal Jordanian 2 2 -
Skywest 40 - 40
Suzuyo 5 4 1
Trip 5 5 -
United Airlines 30 - 30
Total 375 187 188